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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)      March 31, 1998


                                 MBfUSA, Inc.
             (Exact name of registrant as specified in its charter)


    Maryland                          0-17458                73-1326131
(State or other                    (Commission               (IRS Employer
jurisdiction of                    File Number)              Identification
incorporation)                                               Number)


500 Park Boulevard, Suite 1260, Itasca, Illinois                      60143

(Address of principal executive offices)                          (Zip Code)


Registrant's telephone number, including area code       (630) 285-9191


     N/A
(Former name or former address, if changed since last report)



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ITEM 1.           CHANGES IN CONTROL OF REGISTRANT

              The Company previously announced that it had entered into a Stock Subscription Agreement on May 20, 1997 to sell 2,500,000 shares of its Class B Common Stock to Wembley Rubber Products (M) 5dn. Bhd. ("Wembley") for $2.70 per share ($6,750,000 in total), which was required to close simultaneous with the closing of the stock purchase agreement ("SPA") between Wembley and the Company's principal stockholder, MBf International Ltd. ("International"). The $2.70 per share price reflected a 12% discount from the average stock price over a seven consecutive business day range ended May 9, as detailed by a fairness opinion from the Griffing Group, Inc., an independent valuation firm. The equity infusion was deemed critical in light of the significant debt on the Company's balance sheet. Under the SPA, International agreed to sell all of its 1,252,538 shares of Class A Common Stock of the Company at $5.00 per share, which Class A shares bring with them the power to elect seven of the Company's nine directors. The weighted average per share cost of the Class A and B Common Stock purchased by Wembley was $3.47 per share. The closing of the above agreements was extended on several occasions until March 31, 1998, due to the inability to obtain necessary regulatory approvals from Indonesian authorities for the proposed sale of the Company. On the March 31, 1998 closing date, Wembley entered into a put and call agreement with International whereby Wembley had the right ("Call Option") to purchase up to 50% of the 1,682,275 shares of the Company's Class B Stock owned by International for $6.00 per share for the one year period beginning March 31, 1999, and International had the right to sell to Wembley up to 1,682,275 shares ("Put Option") for $5.00 per share over the same one year period.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

         a) Press release dated May 4, 1998.

         b) Call and Put Option Agreement dated March 31, 1998 between MBf International Limited and Wembley Rubber Products (M) Sdn. Bhd.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                 MBf USA, Inc.
                                                 (Registrant)



DATE: May 5, 1998                                By:      /s/ Edward J. Marteka
                                                          ---------------------

                                                 Name:    Edward J. Marteka
                                                 Title:   President